SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 Amendment No.
Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

PORT FINANCIAL CORP.
(Name of Registrant as Specified in Its Charter)

____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: _______________________________________
	(2)	Aggregate number of securities to which transaction applies: _______________________________________
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________

	(4)	Proposed maximum aggregate value of transaction: _______________________________________
	(5)	Total fee paid: _______________________________________
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: _______________________________________
	(2)	Form, Schedule or Registration Statement No.: _______________________________________
	(3)	Filing party: _______________________________________
	(4)	Date Filed: _______________________________________

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FOR IMMEDIATE RELEASE	Contact: Melodie Jackson	Don Massa
April 17, 2003	Citizens Bank	Port Financial Corp.
	(617) 725-5840	(617) 779-2741

Citizens Financial Group to Acquire Port Financial Corp.,
holding company for CambridgePort Bank

Move strengthens Citizens' commitment
to expand customer convenience in Massachusetts

PROVIDENCE, RI and BRIGHTON, MA - Citizens Financial Group, Inc. and Port Financial Corp. today announced a definitive agreement under which Citizens will acquire Port Financial Corp. (NASDAQ: PORT), the holding company for CambridgePort Bank in a cash merger transaction for $54 per share, or an aggregate of $285 million based on shares outstanding. This transaction continues Citizens' expansion in Massachusetts and will significantly deepen its presence in Middlesex and Norfolk counties, the largest eastern Massachusetts markets outside Boston.

Port Financial Corp. is a $1.5 billion bank holding company headquartered in Brighton, Massachusetts. This transaction will expand Citizens' presence in Cambridge, Needham, Newton, Natick, Brookline, Lexington, Arlington, Winchester and Wellesley - and will provide entry into Westwood. CambridgePort Bank's total deposits are $1.2 billion. It operates 11 banking locations and 15 ATMs throughout suburban-metropolitan Boston.

"This expansion delivers on our continuing commitment to provide greater convenience and outstanding service to our customers," said Lawrence K. Fish, Chairman, President and CEO, Citizens Financial Group. "CambridgePort Bank is a highly respected franchise with a strong customer service record. We look forward to bringing enhanced value to CambridgePort Bank's customers, employees and the communities it serves."

"I am very impressed with how Citizens has combined the products and offerings of a large bank, with a strong commitment to customer service and community involvement. This merger will provide positive benefits to our customers, our communities, our employees and a great return to our shareholders," said James B. Keegan, Chairman & CEO of Port Financial Corp. "I am also pleased that in connection with this transaction,

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Citizens Acquires Port Financial

$5 million will be set aside and earmarked for charitable giving in our communities," he added.

CambridgePort Bank will become part of Citizens Bank of Massachusetts, led by Thomas J. Hollister, President and CEO. With this transaction, Citizens Bank of Massachusetts will grow from $22.8 billion to $24.3 billion in assets, remaining the second largest bank in Massachusetts and New England.

"I look forward to welcoming CambridgePort Bank's customers and employees to the Citizens family and to deepening our community commitments in Middlesex and Norfolk counties through this transaction," said Hollister.

The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to be completed in the third quarter of 2003.

Citizens Financial Group, Inc. is a $64 billion commercial bank holding company headquartered in Providence, RI. It is one of the nation's 20 largest commercial banking institutions with 850 Citizens Bank branches, more than 1,700 ATMs and more than 15,000 employees in seven New England and Mid-Atlantic states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is wholly owned by the Royal Bank of Scotland Group plc. For more information, please contact our website, www.citizensbank.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Port Financial Corp. plans to mail a proxy statement to its stockholders containing information about the merger. Investors and stockholders of Port Financial Corp. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related thereto and their interests in the merger, and related matters. Investors and stockholders may obtain free copies of the proxy statement (when available) and other documents filed by Port Financial Corp. at the Securities and Exchange Commission's website at http://www.sec.gov.

Free copies of the proxy statement will also be available from Port Financial Corp. by directing such requests to the attention of Don Massa, Investor Relations, 1380 Soldiers Field Road, Brighton, MA 02135.

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Citizens Acquires Port Financial

INFORMATION CONCERNING PARTICIPANTS

Port Financial Corp., its directors, executive officers and certain other members of management and employees may solicit proxies from Port Financial Corp.'s stockholders in favor of the merger. As of the date of this communication, the officers and directors of Port Financial Corp. each beneficially own approximately 1% or less of the outstanding common stock of Port Financial Corp., other than the CEO and the President who beneficially own approximately 2. 59% and 1.63%, respectively.

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which are, in some cases, beyond the control of Port Financial Corp., as the case may be. Actual events, performance and results could differ materially from the anticipated event, performance or results expressed or implied in such forward-looking statements. The factors which may cause such differences include, among other factors, the ability of the parties to consummate the transactions contemplated by the Agreement, conditions imposed on the consummation of such transactions by regulatory agencies, the competitive environment and general economic conditions.

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